Auriga CEO Report
July 8, 2006

Hello, I’m Philip Pesin, Chairman and Chief Executive Officer of Auriga Laboratories. I’d like to take a few moments of today’s shareholder meeting to bring both our new and our old shareholders up to speed about our business vision, and highlight some of the aggressive strategies we’re using to drive high-growth revenues in the pharmaceutical industry and to build investor value.

As you know, the pharmaceutical industry is competitive and at times uncertain. The FDA reviews new drugs every day, while some are better than others, they all compete for a piece of the multi-million and multi-billion dollar niche market segments. At Auriga, we understand this impact and have taken proven steps to best capitalize on this essential fact of our industry.

Auriga’s unique business strategy is designed to create both short-term cash flow and long-term value. We do this in two ways. First, our sales and marketing infrastructure has the ability to tailor commercial efforts to any given business opportunity and is already maximizing the value proven brands in the marketplace today. Second, our focus on product development is designed to yield a pipeline of innovative new drug formulations utilizing novel drug-delivery technologies.

Our marketing team works year-round with physicians around the country to discover what new drugs or treatment options are most needed and what existing drugs aren’t performing well. Having identified those gaps in the market, our development team kicks into gear with a clear, attainable objective. It’s a process that allows us to greatly mitigate risk and eliminate marketplace uncertainties, ensuring that our product pipeline is stocked with drugs that will generate revenues the moment they hit the market.

Our product development strategies concentrate on medical and market opportunities where there is a need that will be met either in the drug we select or in the proprietary delivery system we apply. For example, Auriga scientists may utilize drugs that were previously difficult to formulate or design new combinations of existing drugs for a single therapeutic target. Some of the diverse medical benefits our products offer doctors and patients include improved efficacy, reduced side effects and less frequent dosing.

Compared to the traditional pipeline development of new drugs, these improved reformulations produce products with distinct market advantages. They not only offer significant new value to consumers in our niche markets, they simultaneously reduce the Company’s capital investments, lower risk and shorten the product’s time-to-market. It’s a highly-efficient business model that gives Auriga a distinct advantage over more typical biotech and specialty pharmaceutical companies.

Our product acquisitions capitalize on important niche markets that generate demand for quality drug products that offer distinct and substantial medical advantages. Our markets of choice include multi-billion dollar markets such as respiratory, central nervous system disorders including pain, and chronic gastro-intestinal diseases. Auriga’s acquisition strategy includes the targeting of existing valuable brand name formulas that have been ignored by other pharmaceutical companies. Our Extendryl line, for example, was licensed from another company because (1) it contains several products targeting specific markets, (2) has significant brand equity, and (3) was not being actively promoted. These factors signify product and revenue potential.

Our scientific and commercial teams are highly integrated so that product lifecycle management is a focus from the time of product launch. Once an existing formula has been relaunched as an Auriga brand, our advanced marketing and sales division develops an effective strategy to commercialize our products and maximize revenue growth. We then hand that formula to our industry leading, internal development team to reformulate it and improve it with proprietary delivery technologies that create periods of market exclusivity.

We maintain our market presence by constantly measuring the effectiveness of our promotional efforts as well as being proactive behind the scenes by adding long term value to our products through an aggressive patent filing strategy.

We’ve assembled an experienced executive management team with a proven track record of entrepreneurial and clinical accomplishments. Over the years they have built a strong network of relationships and alliances within the pharmaceutical industry. Additionally, we’ve established an experienced Scientific Advisory Board of world renowned scientists and physicians with extensive knowledge in the areas of drug delivery, clinical trial design, patient selection and FDA interaction to assist us in our developmental efforts.

Much of our growth in the foreseeable future will come from the strategy I just described to you: Aggressive, intelligent promotion of meaningful brand pharmaceuticals complemented by growth through well-reasoned acquisitions. This well-conceived, coordinated effort gives Auriga diversified revenue streams and reduces our reliance on new production for cash flow and profits. As new opportunities arise, you can expect Auriga to be aggressive as we develop and commercialize products.

Following this meeting I urge you to keep a close eye on Auriga’s progress as we move forward and continue to realize our strategic objectives. You can visit our website at Auriga Labs-dot-com and ExtendrylRX-dot-com to find more information and the latest news. Thank you for your support and your interest.

SAFE HARBOR

This presentation contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995.

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